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                                                                    EXHIBIT 99.1

 DAW TECHNOLOGIES, INC. SELECTS ARTHUR ANDERSEN LLP AS ITS INDEPENDENT AUDITOR

   COMPANY ALSO ANNOUNCES TERMINATION OF THE SERVICES OF JACKSON HOLE ADVISORS

SALT LAKE CITY -- AUGUST 20, 2001 -- DAW TECHNOLOGIES, INC. (NASDAQ: DAWK), an international leader in the design, engineering, fabrication and installation of ultra-clean manufacturing environments, announced today that it has changed its independent auditors for the fiscal year ending December 31, 2001. The company has selected Arthur Andersen LLP as its new independent auditors, to replace Grant Thornton LLP. Grant Thornton LLP had been the company's independent auditors since 1992. In addition to providing auditing services to the company, Arthur Andersen will also provide specialized tax advice and consulting services in areas such as corporate finance and mergers and acquisitions.

B. J. Mendenhall, the company's Chief Financial Officer, stated: "We are very pleased to have Arthur Andersen on board. Arthur Andersen is not only one of the top audit and tax firms in the world, but it is also a globally recognized leader in the types of consulting services the company will need as it diversifies and grows its business. Although Grant Thornton has provided the company with excellent service over the last several years, we felt that in order to meet our strategic growth plans we needed an audit and consulting firm with a stronger global presence and with a more dynamic consulting practice. We think we found those qualities in Arthur Andersen."

Separately, the company announced that as of August 19, 2001 it will no longer be using the services of Jackson Hole Advisors, a financial advisor that was retained by the company in April 2001 to build market support for the company's stock and to assist the company in restructuring its broker, institutional and investor relations program. The company will now work with Arthur Andersen and its other consultants to hire an investor relations firm that can pick up where Jackson Hole Advisors has left off.

ABOUT DAW

Daw Technologies, Inc. provides ultra-clean manufacturing environments for customers throughout the world, and specializes in the design, engineering and installation of cleanroom and mini-environment systems that meet stringent semiconductor and pharmaceutical manufacturing requirements. The company also provides contract manufacturing and specialized painting services on an OEM (original equipment manufacturer) basis for various customers. For further information, visit the company on the Internet at www.dawtech.com.

THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS AND OUTCOMES MAY DIFFER MATERIALLY FROM THOSE DISCUSSED OR ANTICIPATED. FACTORS THAT MIGHT AFFECT THE ACTUAL OUTCOME INCLUDE, BUT ARE NOT LIMITED TO, THE POSSIBLE CANCELLATION OF EXISTING OR FUTURE CONTRACTS, POSSIBLE DECREASE IN DEMAND OF THE COMPANY'S PRODUCTS OR SERVICES, DECREASES IN CAPITAL SPENDING BY THE COMPANY'S CUSTOMERS, INCREASED COMPETITION IN THE CLEAN ROOM SEGMENT OF THE INDUSTRY, CUSTOMER REJECTION OF NEW PRODUCTS, A DECLINE IN DEMAND FOR PRODUCTS MANUFACTURED BY THE COMPANY'S CUSTOMERS, CHANGES IN MANAGEMENT, AND THE EFFECTS OF THE COMPANY'S EXISTING AND PLANNED DIVERSIFICATION EFFORTS. FOR A MORE DETAILED DISCUSSION OF THESE AND ASSOCIATED RISKS, SEE THE COMPANY'S MOST RECENT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONTACT: B.J. Mendenhall - Daw Technologies, Inc. - 801-977-3100 - bjmendenhall@dawtech.com